As filed with the Securities and Exchange Commission on March 7, 2016

Registration Statement No. 333-195574

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

JAGGED PEAK, INC.

(Exact name of Registrant as Specified in Its Charter)

Nevada	91-2007478
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

7650 Courtney Campbell Causeway, Suite 1200

Tampa FL 33607

(813) 637-6900

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Amended and Restated 2005 Stock Incentive Plan

(Full title of the plan)

Jagged Peak, Inc.

Attn: Paul Demirdjian

3000 Bayport Drive, Suite 250

Tampa FL 33607

(813) 637-6900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

TERMINATION OF REGISTRATION

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (Registration No. 333-195574) (the “Registration Statement’) of Jagged Peak, Inc. (“Jagged Peak”).

Jagged Peak is filing this Post-Effective Amendment to the Registration Statement on Form S-8 to deregister any and all securities that remain unsold under the Registration Statement.

On March 4, 2016, Jagged Peak completed the previously announced merger (the “Merger”) of Jagged Peak and SP JP Acquisition Corp. (“Sub”), a newly-formed Nevada corporation which was indirectly majority-owned by Singapore Post Limited (“SingPost”) and with the remaining ownership held by Paul and Primrose Demirdjian, pursuant to the Agreement and Plan of Merger, dated October 9, 2015 as amended (the “Merger Agreement”). As a result of the Merger, Jagged Peak has become a majority owned subsidiary of SingPost, with the remaining ownership held by Paul and Primrose Demirdjian.

As a result of the Merger, all outstanding stock options were cancelled and Jagged Peak terminated all offers and sales of its securities registered pursuant to the Registration Statement, other than an outstanding option to purchase 600,000 shares of Common Stock granted to Paul Demirdjian.

In accordance with an undertaking made by Jagged Peak in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, Jagged Peak hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, Florida, on this 7th day of March, 2016.

JAGGED PEAK, INC.

	By:	/s/ Paul Demirdjian
Paul Demirdjian Chief Executive Officer

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